EDITOR: The following information is for immediate release. If you have any questions, please contact John A. Featherman, III, Chairman and CEO of First Chester County Corporation at 484-881-4100, or john.featherman@1nbank.com.

NEWS RELEASE

First Chester County Corporation Reports

10.5% increase in Net Income for First Quarter 2008

West Chester, PA. – April 30, 2008 – First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the “Bank”), announced first quarter net income of $1.52 million for the three-months ended March 31, 2008, a 10.5% increase over $1.38 million for the three-months ended March 31, 2007. Basic earnings per share for the three months ended March 31, 2008 and March 31, 2007 was $0.29 and $0.27, respectively. Diluted earnings per share for the three months ended March 31, 2008 and March 31, 2007 was $0.29 and $0.26, respectively.

The increase in net income for the first quarter 2008 in comparison to the first quarter of 2007, was primarily the result of an increase in net interest income combined with an increase in non-interest income, offset by an increase in the provision for loan and lease losses and non-interest expense.

“The first quarter of 2008 continued to be a challenging one with three significant Federal Reserve rate reductions. Our decision to utilize lower cost Federal Home Loan Bank borrowings, mitigated the negative impact to our net interest margin,” said Kevin C. Quinn, First National’s President.

During the three-months ended March 31, 2008, interest income increased, when compared to the three months ended March 31, 2007, mainly due to growth in the loan portfolio and investments, partially offset by decreases in the rates earned on interest-earning assets. This increase in interest income was partially offset by an increase in interest expense, driven mainly by an increase in the average Federal

Home Loan Bank advances (“FHLB”) and other borrowings. Deposits grew 1.2% or $8.9 million from $748.4 million at March 31, 2007 to $757.3 million at March 31, 2008. Deposit growth was impacted by the Bank’s decision to replace higher cost brokered CDs with lower cost FHLB borrowings. FHLB advances and other borrowings grew $82.6 million to $152.4 million, from $69.8 million at March 31, 2007. Gross loans and leases grew 7.0% or $49.1 million from $701.5 million at March 31, 2007, to $750.6 million at March 31, 2008.

The increase in non-interest income was primarily due to $262.3 thousand of gains on the sale of investment securities recorded in the first quarter of 2008. These sales occurred as a result of normal portfolio management.

Non-interest expense increased primarily due to higher salary and employee benefits combined with higher occupancy expense as well as higher FDIC insurance premiums in the first quarter of 2008 as compared to the first quarter of 2007. The increase was also due to a $109 thousand charge taken in the first quarter of 2008 related to the write-off of miscellaneous other assets. The higher salary and employee benefits costs were primarily due to normal salary increases, while the occupancy expense was mainly due to the addition of the Longwood and Downingtown facilities. The increase in the FDIC expense reflects the impact of 2006 legislation that increased FDIC premiums for all commercial banks. The increased premium does not indicate any change in the FDIC risk assessment for the Bank.

Total assets increased $91.7 million or 10.0% from December 31, 2007 and total deposits increased $52.4 million or 7.4% for the same period. FHLB advances and other borrowings increased $37.0 million or 32.1% for the three month period ended March 31, 2008 from December 31, 2007. Gross loans and leases increased $7.2 million or 1.0% for the three month period ended March 31, 2008 from December 31, 2007.

During the three months ended March 31, 2008 and 2007, the Corporation recorded a $211 thousand provision for loan and lease losses as compared to $0 for the same period in 2007. The increase in the provision for loan and lease losses was driven by loan growth combined with the effects of a slowing economy. The percentage of non-accrual loans to gross loans was .21% at March 31, 2008 compared to .16% at December 31, 2007 and 1.04% at March 31, 2007. The allowance for loan and lease losses as a percentage of loans at March 31, 2008 was 1.06% compared to 1.05% at December 31, 2007 and 1.16% at March 31, 2007.

“Although the national economy is stressed, we are pleased that asset quality remained relatively stable since year end. In addition, there has been a substantial reduction in non-accrual loan balances since March 31, 2007,” said John A. Featherman, III, First National’s Chairman and CEO.

The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

Please refer to the attached financial data for further details.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,190,026 shares outstanding and is traded in the over-the-counter market under the symbol of “FCEC.” For more information, please contact the Bank’s Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.

See attached data schedule for additional information.

First Chester County Corporation

Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA	March 31,		December 31,
	2008	2007	2007

Total assets	$ 1,006,441	$ 903,814	$ 914,781
Gross loans and leases	750,625	701,549	743,440
Allowance for loan and lease losses	7,930	8,128	7,817
Total investment securities	110,796	86,936	97,977
Deposits	757,324	748,380	704,898
Federal Home Loan Bank and other borrowings	152,368	69,748	115,384
Shareholders’ equity	68,908	63,880	67,979
Average assets	952,779	874,604	896,622
Average equity	69,114	63,048	64,772
Non-accrual loans	1,555	7,262	1,194

Financial Management Services
Assets under management & custody *	557,815	557,377	591,297

STATEMENT OF INCOME	THREE MONTHS ENDED MARCH 31,
	2008	2007

Interest income	$ 14,077	$ 13,523
Interest expense	6,199	5,823

Net interest income	7,878	7,700

Provision for loan and lease losses	211	-

Net interest income after	7,667	7,700
provision for loan and lease losses

Wealth management and advisory services	995	977
Service charges on deposit accounts	553	539
Net investment securities gain (losses)	262	2
Operating lease rental income	310	308
Gains on sales of fixed assets and OREO	45	-
Gain on the sales of loans	69	67
Bank-owned life insurance	65	-
Other	559	462

Non-interest income	2,858	2,355

Salaries and employee benefits	4,798	4,700
Occupancy, equipment, and data processing	1,438	1,354
Depreciation expense on operating leases	255	258
Bank shares tax	192	160
Professional services	424	514
Marketing	197	239
Other	1,144	906

Non-interest expense	8,448	8,131

Income before income taxes	2,077	1,924

Income taxes	557	548

Net income	$ 1,520	$ 1,376

PER SHARE DATA

Net income per share (Basic)	$ 0.29	$ 0.27
Net income per share (Diluted)	$ 0.29	$ 0.26
Cash dividends declared	$ 0.140	$ 0.135
Book value	$ 13.28	$ 12.32
Average bid/ask	$ 17.10	$ 20.83
Basic weighted average shares	5,176,512	5,143,502
Diluted weighted average shares	5,203,441	5,214,646

* These assets are managed by the Wealth Management division of the Bank and are not assets of the Bank or the Corporation.